UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EverQuote, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVERQUOTE Notice of Annual Meeting and Proxy Statement Annual Meeting of Stockholders to be held on June 9, 2022

Our Mission To empower insurance shoppers to better protect life's most important assets-their family, property, and future. Our Values BOOTSTRAPPING: We bootstrap our growth EverQuote was built as a bootstrap, largely funding our growth under our own power. Today, this approach continues to enable us to retain control over our destiny. With every new thing we do, we value speed to unit profitability, and expect initiatives to drive increasing value as they scale. TENACITY: We are tenacious entrepreneurs We have fire and grit. We think constantly about reducing the friction and cost of protecting consumers' most important assets. We are impatient to change a massive industry and are energized about building a mammoth business as we do it. DATA CENTRICITY: We are data driven We expect discussions at all levels to be rooted in and guided by data and follow our north star of getting the consumer protected. We believe data democratizes decision making and enables us to embrace diversity of perspectives and direct, if not always comfortable, communication. IMPACT: We are obsessed with execution Effort matters, but consistent execution wins. We are proactive, solution-oriented owners focused on generating high value for our customers. We test, learn and adapt with urgency to execute against our ambitious goals. HEART: We have fun together as we work together Goats are high achievers, but life is too short not to have fun and enjoy the company of our colleagues. We recognize that collaboration is key to our success, and we seek to create a respectful and inclusive environment for all employees, partners and customers. We also value honesty and integrity, and realize that our actions reflect on ourselves and our community.

Dear Fellow Stockholders, Our company's vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable, and personalized, ultimately reducing cost and risk. We are making significant strides towards our strategy of capturing a greater portion of the insurance value chain, by enabling richer connections between shoppers and providers, selling policies directly to consumers, and building deeper customer relationships. In 2021, we delivered revenue and variable marketing margin, or VMM, year-over-year growth of 21% and 19%, respectively, while generating meaningful adjusted EBITDA. As we continued to diversify our business, revenue from our other insurance verticals, which includes home and renters, life, and health insurance, increased 38% to $87.6 million. Despite significant headwinds emerging in the auto insurance industry in the second half of the year, the EverQuote team exhibited tenacity, and our business showed its resilience. On the shopper side of our marketplace, 50 new partners joined our Verified Partner Network in 2021 to gain access for consumers to our industry leading distribution platform. On the provider side of our marketplace, our investments in our third-party local agent business resulted in a record 39% of revenue from the channel in both the fourth quarter and last year, demonstrating the resiliency of our model in the face of significant headwinds in the auto insurance vertical. "Our vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk." Our Direct-to-Consumer-Agency, or DTCA, which has been a cornerstone investment area for us over the last two years, ended 2021 by delivering a breakthrough fourth quarter in the health vertical with associated revenue increasing 281% year-over-year. Our DTCA customers have given us a positive 84 Net Promoter Score effusively citing the helpfulness and friendliness of our advisors. We also successfully integrated PolicyFuel, which we acquired this past summer, into our broader DTCA operations. This has enabled us to develop more seamless buying experiences and deeper relationships with consumers.

For 2022, we continue to believe that the auto insurance industry dynamics are temporary in nature and will correct as carriers adjust their rates to reflect a new underwriting environment over the coming quarters. We expect our non-auto verticals to continue to be unaffected by these challenges, and that our local third-party agent and DTCA distribution channels will continue to demonstrate strong resiliency and growth. We expect that as auto insurance carriers increase rates, many consumers will see renewals at significantly higher pricing levels, which we believe will lead to more shopping through EverQuote to find lower-cost alternatives. We are approaching this year with discipline and agility. We will apply discipline in managing profitability by sharpening our near-term focus to a limited set of strategic initiatives. At the same time, we will invest judiciously in areas, where we have the opportunity to extend competitive advantages and emerge from the auto downturn in a position of relative strength. "Our progress in 2021 in our DTCA operations has set the foundation for EverQuote's next phase of growth as we build the one-stop-insurance-shop for the digital age." In closing, we remain steadfast in building towards our long-term vision of becoming the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable, and personalized. It has been a busy first year as CEO of EverQuote. I couldn't be prouder of our team's ability to navigate changes in the industry, or more excited by the long-term opportunity. Our progress in 2021 in our DTCA operations has set the foundation for EverQuote's next phase of growth as we build the one-stop-insurance-shop for the digital age. We have the right team in place and are executing on our strategy to become the leading online destination to address all of a consumer's insurance needs. I would like to thank our employees, customers, partners, and stockholders for their ongoing support of EverQuote's vision. Sincerely, Jayme Mendal Chief Executive Officer

April 26, 2022

Dear EverQuote Stockholder:

I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of EverQuote, Inc. to be held via the internet at a virtual web conference at https://www.virtualshareholdermeeting.com/EVER2022 on Thursday, June 9, 2022, at 10:00 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the internet at a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned internet site. In light of the ongoing public health and safety concerns related to the COVID-19 pandemic, as well as overall ease in attending virtually, we believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to stockholders over the internet, we are posting the proxy materials on the internet and delivering a notice of internet availability of the proxy materials. On or about April 26, 2022, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2021.

Your vote is important. Whether or not you plan to attend the Annual Meeting online, I hope you will vote as soon as possible. You may vote over the internet or during the meeting or, if you requested printed copies of proxy materials, you may also vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

We look forward to seeing you at our virtual Annual Meeting.

Sincerely,

Jayme Mendal

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting online, please vote your shares as promptly as possible over the internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save EverQuote the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the internet). For your vote to be counted, you will need to communicate your voting decision in accordance with the instructions set forth in the proxy materials. Voting your shares in advance will not prevent you from attending the Annual Meeting online, revoking your earlier submitted proxy in accordance with the instructions set forth in the proxy materials or voting your shares during the meeting.

EVERQUOTE, INC.

210 Broadway

Cambridge, MA 02139

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the 2022 Annual Meeting of Stockholders of EverQuote, Inc. (the “Annual Meeting”) will be held on Thursday, June 9, 2022, at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting https://www.virtualshareholdermeeting.com/EVER2022. The Annual Meeting will be held for the following purposes:

•

To elect nine directors, Darryl Auguste, David Blundin, Sanju Bansal, Paul Deninger, John Lunny, Jayme Mendal, George Neble, John Shields and Mira Wilczek, to hold office until our 2023 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

In light of the ongoing COVID-19 pandemic, for the health and well-being of our stockholders, employees and directors, as well as overall ease in attending virtually, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions by visiting https://www.virtualshareholdermeeting.com/EVER2022. Further information about how to attend the Annual Meeting online, vote your shares online during the meeting and submit questions during the meeting is included in the accompanying proxy statement.

Only holders of record of our Class A common stock and Class B common stock at the close of business on April 12, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the enclosed proxy statement (the “Proxy Statement”). You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the virtual meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please allow ample time for the admittance process. A complete list of registered stockholders will be available at least 10 days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to annualmeeting@everquote.com, stating the purpose of the request and providing proof of ownership of our stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the control number included on the Notice of Internet Availability of Proxy Materials that you received, on your proxy card, or on the materials provided by your bank or broker. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 2 of the attached Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of our Board of Directors,

David Mason

General Counsel

Cambridge, MA

April 26, 2022

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “anticipate,” “believe,” “estimate,” “expect,” “confident,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” starting on page 12 of our Annual Report for the year ended December 31, 2021, filed on Form 10-K with the Securities and Exchange Commission on February 25, 2022. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

THURSDAY, JUNE 9, 2022

GENERAL INFORMATION

Our board of directors solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting, for the purposes set forth in this Proxy Statement. To support the health and well-being of our stockholders, employees and directors in light of the ongoing COVID-19 pandemic, as well as overall ease in attending virtually, the meeting will be held via the internet at a virtual web conference at https://www.virtualshareholdermeeting.com/EVER2022 on Thursday, June 9, 2022, at 10:00 a.m., Eastern Time. We intend to mail a Notice of Internet Availability of Proxy Materials to stockholders of record and to make this Proxy Statement and accompanying materials available on the internet on or about April 26, 2022.

In this Proxy Statement the terms “EverQuote,” “the company,” “we,” “us,” and “our” refer to EverQuote, Inc. The mailing address of our principal executive offices is EverQuote, Inc., 210 Broadway, Cambridge, MA 02139. All website addresses set forth in this Proxy Statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Virtual Meeting	To support the health and well-being of our stockholders, employees and directors in light of the ongoing COVID-19 pandemic, as well as overall ease in attending virtually, the Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. In light of the public health and safety concerns related to COVID-19, we believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct which will be posted at https://investors.everquote.com/financials-and-filings/Annual-Meeting. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Attending the Meeting

We will host the Annual Meeting live online via webcast. You may attend the Annual Meeting live online by visiting https://www.virtualshareholdermeeting.com/EVER2022. The webcast will start at 10:00 a.m., Eastern Time, on June 9, 2022. You will need the control number included on your proxy card or voting instruction form in order to be able to enter the Annual Meeting online. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at https://www.virtualshareholdermeeting.com/EVER2022. Online check-in will begin at 9:45 a.m., Eastern Time on June 9, 2022, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 9:45 a.m., Eastern Time, on Thursday, June 9, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please follow the instructions for getting assistance that will be available at https://www.virtualshareholdermeeting.com/EVER2022.

Internet Availability of Proxy Materials	We are providing access to our proxy materials over the internet. On or about April 26, 2022, we will mail the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	April 12, 2022.

Stockholders Entitled to Vote	A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the Annual Meeting for a period of at least 10 days prior to the Annual Meeting by sending an email to annualmeeting@everquote.com, stating the purpose of the request and providing proof of ownership of our stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the control number included on the Notice of Internet Availability of Proxy Materials that you received, on your proxy card, or on the materials provided by your bank or broker.

Quorum	A majority of the voting power of all issued and outstanding shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote on the Record Date must be virtually present during the meeting or represented by proxy to constitute a quorum.

Shares Outstanding	25,202,130 shares of Class A common stock and 6,169,774 shares of Class B common stock outstanding as of the Record Date.

Voting	There are four ways a stockholder of record can vote:

(1)	By Internet: If you are a stockholder as of the Record Date, you may vote over the internet by following the instructions provided in the Notice.

(2)	By Telephone: If you are a stockholder as of the Record Date, you may vote by telephone by following the instructions in the Notice.

(3)	By Mail: If you requested printed copies of proxy materials and are a stockholder as of the Record Date, you may vote by mailing your proxy as described in the proxy materials.

(4)

During the Meeting: If you are a stockholder as of the Record Date, you will have the ability to attend the virtual meeting and vote online during the meeting. The Annual Meeting will be a virtual only meeting, which can be accessed at https://www.virtualshareholdermeeting.com/EVER2022. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting online, revoking their earlier-submitted proxy in accordance with the process outlined below and voting during the meeting.

In order to be counted, proxies submitted by telephone or internet must be received by 11:59 p.m., Eastern Time, on June 8, 2022. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by virtually attending the Annual Meeting and voting during the meeting, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or internet before the cutoff time (11:59 p.m., Eastern Time, on June 8, 2022). Your latest telephone or internet proxy is the one that will be counted. If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Voting Rights	Holders of our Class A common stock are entitled to one vote per share of Class A common stock held on the Record Date in respect of any proposal presented at the Annual Meeting. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock held on the Record Date in respect of any proposal presented at the Annual Meeting.

Votes Required to Adopt Proposals	For Proposal One, the election of directors, the nominees receiving the highest number of votes properly cast FOR election, or a “plurality” of the votes properly cast, will be elected as directors.

For Proposal Two, a majority of the votes properly cast FOR the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner on all matters and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and final results in an amendment to the Form 8-K after they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at

EverQuote, Inc., 210 Broadway, Cambridge, MA 02139 or email us at investors@everquote.com or call us at (855) 522-3444. If you want to receive separate copies of the Notice, Proxy Statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or email or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors currently consists of nine members, elected each year at the annual meeting of stockholders for a term of one year. The terms of our current directors expire at the Annual Meeting. Directors are elected to hold office for a one-year term or until the election and qualification of their successors in office, subject to their earlier death, resignation or removal.

Under the terms of a voting agreement, which we refer to as the Link voting agreement, each of Tomas Revesz and the heirs or estate of Seth Birnbaum have agreed to vote on all matters presented to our stockholders all voting capital stock held by him or they, respectively, in the manner directed by Link Ventures, LLLP. The Link voting agreement is the only agreement containing contractual obligations regarding the election of our directors. The Link voting agreement will continue in full force and effect until terminated by written consent of Link Ventures, LLLP in its sole discretion.

Nominees

Our board of directors has nominated Darryl Auguste, David Blundin, Sanju Bansal, Paul Deninger, John Lunny, Jayme Mendal, George Neble, John Shields and Mira Wilczek for election as directors to hold office until our 2023 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the members of our board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board of directors.

Our board of directors may fill such vacancy at a later date or reduce the size of our board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board of Directors

The board of directors recommends that you vote “FOR” the election of each of Darryl Auguste, David Blundin, Sanju Bansal, Paul Deninger, John Lunny, Jayme Mendal, George Neble, John Shields and

Mira Wilczek as directors.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s service as a director on our board of directors, business experience and other experiences, qualifications, attributes or skills that caused our board of directors to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors, including a commitment to understanding our business and industry. We also value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Below is information regarding our director nominees and directors whose terms are continuing after the Annual Meeting.

Name	Age	EverQuote Director Since	Independent	Committee Membership
Darryl Auguste	34	2020	No	—
Sanju Bansal	56	2014	Yes	Audit Committee
David Blundin	55	2008	No	—
Paul Deninger	63	2019	Yes	Audit Committee, Compensation Committee
John Lunny	56	2014	Yes	Compensation Committee
Jayme Mendal	36	2020	No	—
George Neble	65	2018	Yes	Audit Committee
John Shields	69	2018	Yes	Audit Committee
Mira Wilczek	40	2017	No	Compensation Committee

Board Diversity Matrix (As of April 26, 2022)

Total Number of Directors: 9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5		3
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background	3

Nominees for Election

Darryl Auguste has been a member of our board of directors since July 2020 and has served as our executive vice president of strategic projects since January 2019. Previously, he served as our senior vice president of analytics and online marketing since December 2014 and as our vice president, consumer analytics beginning in February 2013. Prior to joining EverQuote, from 2011 to 2012, Mr. Auguste worked at Cogo Labs, Inc., a startup incubator, ultimately serving as director of analytics, email marketing. Mr. Auguste holds a B.A. degree in economics and mathematics from Yale University. We believe that Mr. Auguste is qualified to serve on our board of directors because of his extensive experience with analytics and marketing and his deep knowledge of our company.

Sanju Bansal has served as a member of our board of directors since May 2014. Mr. Bansal has served as chief executive officer of Hunch Analytics, LLC, a data analytics company that he founded, since November 2013. Previously, Mr. Bansal served in various executive leadership positions and as a director of MicroStrategy Incorporated, a worldwide provider of business intelligence software, including as executive vice president from 1993 to 2013 and chief operating officer from 1993 to 2012. Mr. Bansal also served as a member of MicroStrategy’s board of directors from 1993 to 2013, including as vice chairman from November 2000 to November 2013. Mr. Bansal has served as a director of Cvent, Inc., an event management software company, since November 1999. Mr. Bansal also served as a director of CSRA Inc., an information technology services company specializing in national security, from November 2015 to April 2018. Mr. Bansal served as a director of The Advisory Board Company from 2009 until the company’s sale in November 2017. Mr. Bansal holds an S.B. degree in electrical engineering from the Massachusetts Institute of Technology and an M.S. degree in computer science from The Johns Hopkins University. We believe that Mr. Bansal is qualified to serve on our board of directors because of his deep background in consulting and information and systems technology, his leadership experience as a senior executive of a public company, his corporate governance experience from serving as a member of public company boards of directors, and his extensive knowledge of relevant technologies.

David Blundin, one of our co-founders, has served as chairman of our board of directors since August 2008. Mr. Blundin is the founder of Link Ventures, a venture capital firm, where he has served as managing partner since January 2006. He is also the co-founder of Vestigo Ventures LLC, a venture capital firm, where he has served as managing partner since January 2016. In June 2005, Mr. Blundin co-founded Cogo Labs, Inc., a technology incubator, data analytics and quantitative marketing company, where he has served as the chairman since its founding and also served as chief executive officer from its founding to February 2017. Previously, Mr. Blundin was the chairman of Autotegrity, Inc., a data analytics and online marketing company that he co-founded, from 2008 until its sale to ADP in 2011, and chief technologist at Vignette Corporation, a content management and delivery company, from 2000 to 2002. Prior to Vignette, he co-founded DataSage, Inc., a software company, and served as its chief executive officer and chairman from 1996 to 2000. Mr. Blundin holds an S.B. degree in computer science from the Massachusetts Institute of Technology. We believe that Mr. Blundin is qualified to serve on our board of directors because of his extensive experience as a director of technology companies and deep knowledge of our company.

Paul Deninger has served as a member of our board of directors since April 2019. Mr. Deninger was a senior advisor with Evercore, an investment banking advisory firm, from June 2016 to February 2020. He joined Evercore as a senior managing director in 2011 and was previously a vice chairman at Jefferies, a global securities and investment banking firm, since 2003. Prior to Jefferies, Mr. Deninger served as chairman and chief executive officer of Broadview, a technology investment banking firm he joined in 1987, from 1996 until its acquisition by Jefferies in 2003. Mr. Deninger also serves as a director of Resideo Technologies Inc., a publicly held provider of home automation products and services, and is vice chairman of the board of Epiphany Technology, a publicly held blank check company seeking to acquire a business in the enterprise IT market. Mr. Deninger holds a B.S. degree from Boston College and an M.B.A. degree from Harvard Business School. We believe that Mr. Deninger is qualified to serve on our board of directors due to his deep knowledge of capital markets, merger and acquisition strategies and technology services businesses as well as his extensive management experience.

John Lunny has served as a member of our board of directors since June 2014. Mr. Lunny co-founded Vestmark, Inc., a wealth-management SaaS technology company, and served as its vice chairman since October 2021, chief executive officer from 2008 to 2021, and served as its president and chief operating officer from 2003 to 2008. Prior to co-founding Vestmark, Mr. Lunny co-founded DataSage, Inc., an enterprise data analytics software company, and served as its vice president of engineering from 1996 to 2001 leading to its acquisition by Vignette Corporation. Following the acquisition, Mr. Lunny served as senior director of engineering at Vignette Corporation from 2001 to 2003. In 2018, Mr. Lunny was honored as the Ernst & Young Entrepreneur of the Year in financial services. Mr. Lunny holds an S.B. degree in electrical engineering and an S.B. degree in computer science from the Massachusetts Institute of Technology. We believe that Mr. Lunny is qualified to serve on our board of directors because of his experience as an executive in the technology industry.

Jayme Mendal has served as our president, chief executive officer and a member of our board of directors since November 2020. Previously Mr. Mendal served as our chief operating officer since February 2019 and as our chief revenue officer since September 2017. Mr. Mendal previously served as the vice president of sales and marketing at PowerAdvocate, Inc., an energy intelligence company, from May 2017 to September 2017. Prior to that, Mr. Mendal served in multiple positions at PowerAdvocate, Inc., including manager of corporate strategy from August 2013 to August 2014, director of corporate strategy and marketing from August 2014 to December 2015 and senior director of sales and marketing from June 2015 to May 2017. From August 2007 to July 2010, he was a management consultant within the growth strategy division of Monitor Deloitte (formerly Monitor Group). Mr. Mendal holds a B.S. degree in finance and economics from Washington University in St. Louis and an M.B.A. degree from Harvard Business School. Mr. Mendal is qualified to serve on our board of directors due to his experience in leading our operations and previously our revenue functions, his extensive knowledge of our company and industry, as well as his vision and leadership as our president and chief operating officer.

George Neble has served as a member of our board of directors since May 2018. Since July 2017, Mr. Neble has served as a business consultant. Mr. Neble has served as the audit committee chair and a board member of LumiraDx, a diagnostics company, since July 2020. Mr. Neble served as a director of Real Goods Solar, Inc., a publicly held provider of solar equipment from June 2019 to July 2021. Mr. Neble has also served as a director of Intapp, Inc., a publicly held leading provider of cloud-based software solutions for the financial services industry, since June 2021. From 2012 to June 2017, Mr. Neble served as managing partner of the Boston office of Ernst & Young LLP, an accounting firm. Prior to that, Mr. Neble was a senior assurance partner at Ernst & Young from 2002 to 2012. Mr. Neble is a certified public accountant. He holds a B.S. degree in accounting from Boston College. We believe that Mr. Neble is qualified to serve on our board of directors because of his financial expertise and his experience in public accounting.

John Shields has served as a member of our board of directors since May 2018. He has served as the president of Advisor Guidance, Inc., a business consulting firm, since 2010, as a trustee of Domini Investment Trust, a registered investment company, since 2004, as a director of Vestmark, Inc. since December 2015, as a director of Cogo Labs, Inc., a startup incubator, since May 2008, and as a consultant in the financial services industry since 2002. From October 2016 to June 2018, Mr. Shields served as managing director, head of risk and regulatory compliance at CFGI, LLC, a financial consulting firm. From January 2014 to October 2016, he served as director, head of investment management consulting at Navigant Consulting, Inc. From 1998 to 2002, he served as chief executive officer of Citizens Advisers, Inc., an investment management company. Mr. Shields is a certified public accountant (inactive). He holds a B.S. degree in accounting from Saint Peter’s University. We believe that Mr. Shields is qualified to serve on our board of directors because of his financial and accounting expertise.

Mira Wilczek has served as a member of our board of directors since February 2017. Ms. Wilczek served as a managing director at Link Ventures, a venture capital firm from June 2015 to June 2021, and as an advisor since that time. Since December 2019, Ms. Wilczek has served as a general partner of XLIX Ventures, a family investment office. She previously served as president and chief executive officer of Cogo Labs, Inc., a startup incubator, from October 2016 to November 2019 and was entrepreneur in residence at Cogo Labs from December 2013 until February 2017. Prior to joining Link, Ms. Wilczek founded Red Panda Security, a research consultancy specializing in mobile behavioral analytics, and served as its chief executive officer from 2012 to

2013. From 2009 to 2012, she served as director of business development at Lyric Semiconductor, a fabless semiconductor company. Ms. Wilczek holds an S.B. degree in electrical engineering and computer science and an M.B.A. degree from the Massachusetts Institute of Technology. We believe that Ms. Wilczek is qualified to serve on our board of directors because of her investment and operations experience in the technology industry.

Executive Officers

The following table sets forth information regarding our executive officers as of April 22, 2022:

Name	Age	Position(s)
Jayme Mendal	36	Chief Executive Officer and President, Director
John Wagner	48	Chief Financial Officer and Treasurer
David Brainard	50	Chief Technology Officer
David Mason	46	General Counsel and Secretary

The biography of Mr. Mendal can be found under “—Nominees for Election.”

John Wagner has served as our chief financial officer and treasurer since March 2014. Previously, Mr. Wagner served as chief financial officer of NuoDB, Inc., a database company, from 2012 to 2014. Prior to that, Mr. Wagner served as the vice president of finance at Carbonite, Inc., an online backup company, from 2011 to 2012, as corporate controller at Constant Contact, Inc., an email marketing company, from 2006 to 2011 and as vice president of finance and chief financial officer at Salesnet, Inc., a sales software company, from 2003 to 2006. Mr. Wagner holds a B.B.A. degree in accounting from the University of Massachusetts, Amherst and an M.B.A. degree from Boston University. He is also a licensed Certified Public Accountant in Massachusetts.

David Brainard has served as our CTO since January 2021 and was previously Head of Engineering starting in December 2019. Previously, he was Head of Ad Tech systems at Wayfair, a specialty retail company, for 2019. Prior to that, he led the Voluntary Benefits engineering organization at Liberty Mutual, an insurance company, from 2016 to 2019. Prior to his role at Liberty Mutual, Mr. Brainard was Architecture leader at Bank of America from 2010 to 2016. He also previously served as a Principal Consultant in IBM’s global integration group, and a manager and architect at BMC Software. Mr. Brainard holds a B.A. from Wayne State University and a Master’s degree from Boston University.

David Mason has served as our general counsel and secretary since February 2014. Previously, Mr. Mason served as deputy general counsel at KAYAK Software Corporation, a leading travel metasearch site, from October 2011 to January 2014. From October 2006 to October 2011, he was an associate in the mergers, acquisitions and securities group at Bingham McCutchen, LLP (now Morgan, Lewis & Bockius LLP). Mr. Mason has also served as an adjunct professor at Boston College Law School since 2006. He holds a B.B.A. degree from the University of Massachusetts, Amherst and a J.D. degree from Boston College Law School.

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominations committee comprised solely of independent directors. Under the rules of the Nasdaq Stock Market, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined under Nasdaq Stock Market and Securities and Exchange Commission (“SEC”) rules.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

We are a “controlled company” as that term is set forth in Nasdaq Stock Market rules. Under Nasdaq Stock Market rules, as a “controlled company,” we are exempt from certain corporate governance requirements, including: (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominations committee comprised solely of independent directors, and (3) the requirement that we have a compensation committee composed entirely of independent directors with a written charter specifying, among other things, the scope of the committee’s responsibilities. We currently avail ourselves of certain of these exemptions and, for so long as we are a “controlled company,” we will maintain the option to utilize from time to time some or all of these exemptions. In accordance with these exemptions, we do not have a nominations committee, director nominees are not selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors and our compensation committee is not composed entirely of independent directors. Even as a “controlled company,” we must comply with the rules applicable to audit committees set forth in the Nasdaq Stock Market rules.

At least annually, our board of directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our board of directors will make an annual determination of whether each director is independent within the meaning of the independence standards of the Nasdaq Stock Market rules, the SEC and our applicable board committees.

In February 2022, our board of directors determined that each of Messrs. Bansal, Deninger, Lunny, Neble and Shields is “independent” as defined under the rules of the Nasdaq Stock Market. Our board of directors also has determined that Messrs. Bansal, Deninger, Neble and Shields, who comprise our audit committee, and Messrs. Deninger and Lunny, who serve on our compensation committee, satisfy the independence standards for such committees established by the SEC and the rules of the Nasdaq Stock Market, as applicable. Our board of directors determined that Ms. Wilczek, the chair of our compensation committee, does not satisfy the independence standards for such committee established by the SEC and the rules of the Nasdaq Stock Market, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the board and chief executive officer may be separated or combined. Our board of directors has considered its leadership structure and determined that, at this time, the roles of chairman of the board of directors and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer, Mr. Mendal, to focus on running the business, while allowing the chairman of our board of directors, Mr. Blundin, to lead the board in its fundamental role of providing advice to and oversight of management. Mr. Blundin has been an integral part of the leadership of our company and our board of directors since August 2008, and his strategic vision has guided our growth and performance. Our board of directors believes that Mr. Blundin is best situated to focus the board of director’s attention and efforts on critical matters. Mr. Mendal has served as our president since November 2020 and chief executive officer and as a director since November 2020. Our board of directors believes that the board’s leadership structure is appropriate because it strikes an effective balance between independent oversight and management participation in the board process.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available under the heading “Corporate Governance–Governance Documents” on the Investors section of our website, which is located at investors.everquote.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market rules concerning any amendments to, or waivers from, any provision of the code.

Anti-Hedging Policy

We have adopted an insider trading policy that, among other things, expressly prohibits all of our employees, including our named executive officers, as well as our directors, and certain of their family members and related entities, from engaging in short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; and purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide, among other things, that:

•	our board of directors’ principal responsibility is to oversee the management of the company;

•	the independent directors will meet in executive session at least semi-annually;

•	directors have full and free access to management and, as necessary, independent advisors; and

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance–Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Board Meetings

Our board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Our board of directors held 7 meetings (including regularly scheduled and special meetings) during the fiscal year ended December 31, 2021.

During 2021, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by the audit committee and compensation committee of our board of directors during any periods in which he or she served. Our board of directors periodically holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under the Nasdaq Stock Market and SEC rules.

Annual Meeting Attendance

It is our policy that members of our board of directors are encouraged to attend annual meetings of our stockholders. All nine directors then serving attended the 2021 Annual Meeting of Stockholders.

Committees

Our amended and restated bylaws provide that our board of directors may delegate responsibility to committees. Our board of directors has established an audit committee and a compensation committee, which operate under charters approved by our board of directors. Both the audit committee charter and the compensation committee charter are available under the heading “Corporate Governance—Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The members of our audit committee are Messrs. Bansal, Deninger, Neble and Shields. Mr. Neble is the chair of our audit committee. Our board of directors has determined that Mr. Neble is an “audit committee financial expert” as defined by applicable SEC rules.

Our audit committee held 9 meetings during the fiscal year ended December 31, 2021. Our audit committee operates under a written charter adopted by our board of directors, a current copy of which is available under the heading “Corporate Governance—Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	reviewing and making recommendations to our board of directors with respect to incentive-compensation and equity-based plans;

•	recommending to the independent directors serving on our board of directors to approve any tax-qualified, non-discriminatory employee benefit plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee report required by SEC rules.

The members of our compensation committee are Messrs. Lunny and Deninger and Ms. Wilczek. Ms. Wilczek is the chair of our compensation committee.

Our compensation committee held 10 meetings during the fiscal year ended December 31, 2021. Our compensation committee operates under a written charter adopted by our board of directors, a current copy of which is available under the heading “Corporate Governance—Governance Documents” on the Investors section of our website, which is located at investors.everquote.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Lunny and Deninger and Ms. Wilczek served as members of our compensation committee in 2021. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or the compensation committee.

Board Processes

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its audit committee. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its audit committee is to oversee the risk management activities of our management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, and our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including with respect to enterprise risk, fraud and cybersecurity. The audit committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, because risk issues often overlap, the committee from time to time requests that the full board of directors discuss particular risks.

Director Nomination Process

Our board of directors is responsible for selecting its own members. The process followed by our board to identify and evaluate director candidates may include requests to members of our board of directors and others for recommendations, evaluation of the performance on our board of directors and its audit committee of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board of directors, interviews of selected candidates by members of our board of directors.

Generally, our board identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as our board deems to be helpful to identify candidates. Once candidates have been identified, our board confirms that the candidates meet all of the minimum qualifications for director nominees established by our board.

Our board of directors may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that our board deems to be appropriate in the evaluation process. Our board then discusses and evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, our board determines the persons to be nominated for election as directors. In considering whether to nominate any particular person for election as a director, our board applies the criteria set forth in our corporate governance guidelines described above under “Corporate Governance Guidelines.” Consistent with these criteria, our board expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment of service to our company, including a commitment to understand our business and industry. Our board considers the value of diversity when selecting nominees, and believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and abilities. The board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

All of the director nominees are currently members of our board of directors. The biographies of such director nominees under the heading “Nominees for Election” in this Proxy Statement indicate the experience, qualifications, attributes and skills of each of the director nominees that led our board of directors to conclude he or she should continue to serve as a director of our company. Our board of directors believes that each of the nominees has the individual attributes and characteristics required of a director of our company, and that the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Stockholders may recommend individuals for consideration by our board of directors as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of capital stock owned by such stockholder or group of stockholders, to our Secretary at EverQuote, Inc., 210 Broadway, Cambridge, MA 02139. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated bylaws and must be received by us no later than the date referenced below under the heading “Procedures for Submitting Stockholder Proposals.” Assuming that appropriate biographical and background material has been provided on a timely basis, our board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our amended and restated bylaws to directly nominate director candidates, without any action or recommendation on the part of our board of directors, by following the procedures set forth below under the heading “Procedures for Submitting Stockholder Proposals.”

In evaluating proposed director candidates, our board may consider, in addition to the minimum qualifications and other criteria approved by it from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of our board of directors.

Stockholder Communications

Stockholders or other interested parties may contact our board of directors or one or more of our directors with issues or questions about EverQuote, by mailing correspondence to our General Counsel at 210 Broadway,

Cambridge, MA 02139. Our legal team will review incoming communications directed to our board of directors and, if appropriate, will forward such communications to the appropriate member(s) of the board of directors or, if none is specified, to the chairman of our board of directors. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about EverQuote.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy that applies to our executive officers. In addition, we believe that the equity compensation component of our executive compensation program assists in protecting against excessive or unnecessary risk taking by providing our executives with a strong link to our long-term performance, creating an ownership culture and helping to align the interests of our executives and our stockholders. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2022, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2014.

Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, our board of directors determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

Our audit committee’s charter, which was adopted in connection with our IPO in June 2018, contains a formal policy concerning approval of audit, audit-related and non-audit services to be provided to the company by its independent registered public accounting firm. The policy requires that all services to be provided by our independent registered public accounting firm, including audit and audit-related services and permitted non-audit services, must be preapproved by our audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Our board of directors or our audit committee approved all audit, audit-related and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2020 and 2021. We expect that a representative of PricewaterhouseCoopers LLP will attend the virtual Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Principal Accounting Fees and Services

The following table sets forth the aggregate professional fees billed or to be billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other services rendered for 2020 and 2021 (in thousands).

Fee Category	2020	2021
Audit Fees	$1,080	$1,292
Audit-Related Fees	8	8
Tax Fees	40	90

Total Fees	$1,128	$1,390

Audit Fees. Represents fees for professional services provided in connection with the audit of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

Audit-Related Fees. The amount represents fees for services provided in connection with SEC filings other than our quarterly and annual reports.

Tax Fees. Represents fees for professional services provided for tax advice and planning.

Recommendation of our Board of Directors

The board of directors recommends that you vote “FOR” the ratification and appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Report of the Audit Committee of our Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that EverQuote specifically incorporates this report or a portion of it by reference.

Our audit committee’s general role is to assist our board of directors in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

Our audit committee has reviewed the company’s consolidated financial statements for 2021 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. Our audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, our audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on the foregoing communications, its review of the financial statements and other matters it deemed relevant, our audit committee recommended to our board of directors that the company’s audited consolidated financial statements for 2021 be included in the company’s Annual Report on Form 10-K for 2021.

Respectfully submitted by the members of the audit committee of the board of directors:

George Neble (Chair)

Sanju Bansal

Paul Deninger

John Shields

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding the beneficial ownership of our capital stock as of April 12, 2022, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Applicable percentage ownership is based on 25,202,130 shares of Class A common stock and 6,169,774 shares of Class B common stock outstanding at April 12, 2022. The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock and Class B common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 12, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of all listed stockholders is c/o EverQuote, Inc., 210 Broadway, Cambridge, MA 02139. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned				% of Total Voting Power
	Class A		Class B
Name	Number	%	Number	%
5% Stockholders
Link Ventures, LLLP, directly or through the Link voting agreement(1)(2)	5,145,197	20.4	6,215,258	98.7	74.6
BlackRock, Inc.(3)	1,693,512	6.7	—	—	1.9
Granahan Investment Management LLC(4)	1,619,322	6.4	—	—	1.9
Baillie Gifford(5)	1,399,098	5.6	—	—	1.6
Rubric Capital Management LP(6)	1,278,362	5.1	—	—	1.5
Named Executive Officers and Directors
Jayme Mendal(7)	272,849	1.1	—	—	*
John Wagner(8)	196,545	*	20,558	*	*
David Brainard(9)	34,088	*	—	—	*
Nicholas Graham (10)	32,673	*	—	*	*
David Mason(11)	98,686	*	20,000	*	*
David Blundin(12)	5,145,197	20.4	6,215,258	98.7	74.6
Darryl Auguste(13)	63,192	*	88,958	1.4	1.1
Sanju Bansal (14)	400,901	1.6	20,000	*	*
Paul Deninger (15)	29,981	*	—	—	—
John Lunny(16)	16,864	*	20,000	*	*
George Neble (17)	32,512	*	—	—	*
John Shields (18)	12,612	*	—	—	*
Mira Wilczek(19)	236,063	*	—	*	*
All executive officers and directors as a group (13 persons)(20)	6,323,457	25.4	6,621,567	98.8	78.6

*	Less than 1%.
(1)

Consists of (i) 659,796 shares of Class B common stock and 550,055 shares of Class A common stock held by other stockholders who are parties to the Link voting agreement, as indicated in footnote 2 below, (ii) 3,610,112 shares of Class B common stock and 1,464,654 shares of Class A common stock held by Link Ventures Investment Vehicle II, LLC, (iii) 1,946,350 shares of Class B common stock and 779,786 shares of Class A common stock held by Link Ventures, LLLP, (iv) 891,766 shares of Class A common stock held by David Blundin, (v) 454,920 shares of Class A common stock held by Cogo Labs, Inc., and (vi) 1,004,016 shares of Class A common stock held by Recognition Capital, LLC. David Blundin is the managing member of Link Ventures Investment Vehicle II, LLC. David Blundin is also the managing member of Link Management, LLC, which is the general partner of Link Ventures, LLLP. David Blundin is also the manager and owner of Recognition Capital, LLC. As a result of holding these positions, David Blundin may be deemed to hold voting and dispositive power with respect to the shares held by Link Ventures Investment Vehicle II, LLC, Link Ventures, LLLP, Cogo Labs, Inc., Recognition Capital, LLC and the parties to the Link voting agreement. Each of the Link Ventures entities, Cogo Labs, Inc., Recognition Capital and persons mentioned in this footnote disclaims beneficial ownership of the shares, except for those shares held of record by such entity, and except to the extent of their pecuniary interest therein. The address of the entities and persons mentioned in this footnote is One Kendall Square, Building 200—Suite B2106, Cambridge, Massachusetts 02139.

(2)

Pursuant to the Link voting agreement, David Blundin, or his designees, hold an irrevocable proxy over shares of Class A common stock and Class B common stock held by Seth Birnbaum, or his heirs, and Tomas Revesz, and such parties to the Link voting agreement have agreed to vote all shares held by him in the manner directed by Link Ventures, LLLP.

(3)

Based on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 4, 2022. According to the Schedule 13G, as of December 31, 2021, sole voting power is held by BlackRock, Inc. over 1,627,586 shares of Class A common stock and sole dispositive power is held by BlackRock, Inc. over 1,693,512 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based on a Schedule 13G filed with the SEC by Granahan Investment Management LLC on February 14, 2022. According to the Schedule 13G, as of December 31, 2021, sole voting power is held by Granahan Investment Management LLC over 1,423,305 shares of Class A common stock and sole dispositive power is held by Granahan Investment Management LLC over 1,619,322 shares of Class A common stock. The address of Granahan Investment Management LLC is Wyman Street, Suite 460, Waltham, MA 02451.

(5)

Based on a Schedule 13G filed with the SEC by Baillie Gifford & Co on January 20, 2022. According to the Schedule 13G, as of December 31, 2021, sole voting power is held by Baillie Gifford & Co over 1,213,976 shares of Class A common stock and sole dispositive power is held by Baillie Gifford & Co over 1,399,098 shares of Class A common stock. The address of Baillie Gifford & Co is Carlton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(6)

Based on a Schedule 13G filed with the SEC by Rubric Capital Management LP and David Rosen on February 14, 2022. According to the Schedule 13G, as of December 31, 2021, each of Rubric Capital Management LP (“Rubric Capital”) and David Rosen, as Managing Member of Rubric Capital Management GP, LLC, the general partner of Rubric Capital, held shared voting power and shared dispositive power over 1,278,362 shares of Class A common stock. The address of the principal business office of each of Rubric Capital and David Rosen is 155 East 44th St, Suite 1630, New York, NY 10017.

(7)

Consists of (i) 139,826 shares of Class A common stock, (ii) 7,143 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022, and (iii) 125,880 shares of Class A common stock subject to options exercisable within 60 days following April 12, 2022.

(8)

Consists of (i) 188,599 shares of Class A common stock, (ii) 7,946 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022, and (iii) 20,558 shares of Class B common stock subject to options exercisable within 60 days following April 12, 2022.

(9)	Consists of (i) 15,332 shares of Class A common stock and (ii) 18,756 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.

(10)

Consists of (i) 9,413 shares of Class A common stock, (ii) 19,333 shares of Class A common stock subject to options exercisable within 60 days following April 12, 2022, and (iii) 3,927 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.

(11)

Consists of (i) 94,251 shares of Class A common stock, (ii) 20,000 shares of Class B common stock subject to options exercisable within 60 days following April 12, 2022, and (iii) 4,435 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.

(12)

Consists of (i) 659,796 shares of Class B common stock and 550,055 shares of Class A common stock held by other stockholders who are parties to the Link voting agreement, as indicated in footnote 2 above, (ii) 3,610,112 shares of Class B common stock and 1,464,654 shares of Class A common stock held by Link Ventures Investment Vehicle II, LLC, (iii) 1,946,350 shares of Class B common stock and 779,786 shares of Class A common stock held by Link Ventures, LLLP, (iv) 891,766 shares of Class A common stock held by David Blundin, (v) 454,920 shares of Class A common stock held by Cogo Labs, Inc., and (vi) 1,004,016 shares of Class A common stock held by Recognition Capital, LLC. David Blundin is the managing member of Link Ventures Investment Vehicle II, LLC. David Blundin is also the managing member of Link Management, LLC, which is the general partner of Link Ventures, LLLP. David Blundin is also the manager and owner of Recognition Capital, LLC. As a result of holding these positions, David Blundin may be deemed to hold voting and dispositive power with respect to the shares held by Link Ventures Investment Vehicle II, LLC, Link Ventures, LLLP, Cogo Labs, Inc., Recognition Capital, LLC and the parties to the Link voting agreement. Each of the Link Ventures entities, Cogo Labs, Inc., Recognition Capital and persons mentioned in this footnote disclaims beneficial ownership of the shares, except for those shares held of record by such entity, and except to the extent of their pecuniary interest therein. The address of the entities and persons mentioned in this footnote is One Kendall Square, Building 200—Suite B2106, Cambridge, Massachusetts 02139.

(13)

Consists of (i) 57,738 shares of Class A common stock, (ii) 5,454 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022, and (iii) 88,958 shares of Class B common stock subject to options exercisable within 60 days following April 12, 2022.

(14)

Consists of (i) 399,986 shares of Class A common stock, (ii) 20,000 shares of Class B common stock subject to options exercisable within 60 days following April 12, 2022, and (iii) 915 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.

(15)	Consists of (i) 29,066 shares of Class A common stock and (ii) 915 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.
(16)

Consists of (i) 15,949 shares of Class A common stock, (ii) 20,000 shares of Class B common stock subject to options exercisable within 60 days following April 12, 2022 and (ii) 915 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.

(17)	Consists of (i) 31,597 shares of Class A common stock and (ii) 915 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.
(18)	Consists of (i) 11,697 shares of Class A common stock and (ii) 915 shares of Class A common stock subject to restricted stock units vesting within 60 days following April 12, 2022.
(19)	Consists of (i) 90,897 shares of Class A common stock and (ii) 145,166 shares of Class A common stock subject to options exercisable within 60 days following April 12, 2022.
(20)

Includes (i) 290,379 shares of Class A common stock subject to options held by our executive officers and directors exercisable within 60 days following April 12, 2022, (ii) 52,236 shares of Class A common stock issuable pursuant to restricted stock units vesting within 60 days following April 12, 2022 and (iii) 298,312 shares of Class B common stock subject to options held by our executive officers and directors exercisable within 60 days following April 12, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2021 all required reports were filed on a timely basis under Section 16(a), except that:

Nicholas Graham filed a Form 4 on March 1, 2021 reporting receipt of a grant from us on February 23, 2021 of restricted stock units representing the right to receive 37,838 shares of Class A common stock upon vesting. David Brainard filed a Form 4 on March 1, 2021 reporting receipt of a grant from us on February 23, 2021 of restricted stock units representing the right to receive 29,730 shares of Class A common stock upon vesting. Tomas Revesz Jr. filed a Form 4 on March 4, 2021 reporting the sale of 1,847 shares of Class A common stock on March 1, 2021. John Brandon Wagner filed a Form 4 on March 29, 2021 reporting the amendment of an outstanding option exercisable for 20,000 shares of Class B common stock, resulting in the deemed cancellation of such outstanding option and the grant of a replacement option exercisable for 20,000 shares of Class A common stock, and the subsequent exercise of such replacement option for 20,000 shares of Class A common stock on March 24, 2021. Craig Lister filed a Form 4 on May 20, 2021 reporting receipt of a grant from us on February 23, 2021 of restricted stock units representing the right to receive 48,780 shares of Class A common stock upon vesting. David B. Blundin filed a Form 4 on June 9, 2021 reporting a purchase of 100 shares of Class A common stock on May 21, 2021. Darryl Auguste filed a Form 4 on August 6, 2021 reporting receipt of a grant from us on July 28, 2021 of restricted stock units representing the right to receive 9,116 shares of Class A common stock upon vesting; and filed a Form 4 on November 2, 2021 reporting receipt of a grant from us on October 27, 2021 of restricted stock units representing the right to receive 13,333 shares of Class A common stock upon vesting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy and objectives, our process for determining executive compensation, the elements of our executive compensation program, and the decisions made regarding the compensation paid with respect to 2021 to (i) our chief executive officer, (ii) our chief financial officer and (iii) each other individual that served as an executive officer of ours during the year ended December 31, 2021. We refer to these individuals as our “named executive officers.”

General Philosophy and Compensation Objectives

The goal of our compensation program for our executive officers is the same as our goal for operating our company: to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to reward, motivate and provide incentives for exceptional individual performance and effective leadership by our executive officers, to reward executive officers for superior financial and operating results of our company, and to align our executive officers’ interests with those of our stockholders. It is also designed to attract and retain executive officers who may be presented with other professional opportunities, including ones at potentially higher compensation levels, by providing an overall compensation package that is market competitive over time and provides significant long-term incentives through the grant of equity awards. These objectives serve as the basis for determining the overall compensation of each executive officer, all in the context of general economic and industry conditions and company performance.

Key elements of our executive compensation program for 2021 that were designed to achieve these objectives included:

•	a base salary for each of our executive officers, designed to help retain them and reward them for overall performance;

•

a quarterly performance-based cash bonus program for our executive officers, designed to help retain, reward and motivate them based on their achievement of financial objectives that support our goal of enhancing stockholder value; and

•

restricted stock units (“RSUs”) granted to each of our executive officers under our 2018 Equity Incentive Plan (our “2018 Plan”), designed to provide them with long-term incentives that are intended to further align their interests with those of our stockholders.

We have also entered into employment offer letters and agreements with our executive officers that, in certain cases, provide for severance and other benefits upon termination. We believe that these additional benefits are reasonable and consistent with the objectives of our executive compensation program and with market practice among the companies with which we compete for executive talent.

In addition, our executive officers receive certain perquisite and other benefits that are made available to employees generally, including matching 401(k) contributions, company paid life insurance premiums and company paid parking in excess of tax deductible amounts.

Executive Compensation Process

Roles of Our Compensation Committee, Board of Directors and Management

Our executive compensation program is administered by the compensation committee of our board of directors, subject to the oversight and, with respect to equity awards, approval of our full board of directors. Our compensation committee reviews our executive compensation practices on an annual basis and based on this review approves, in consultation with our board of directors, base salary and bonus amounts, and with respect to equity awards, makes recommendations to our board of directors. The board of directors then approves or modifies the equity awards recommended by the compensation committee. While our compensation committee is responsible for approving salaries and bonuses, the compensation committee provides regular compensation related updates to our board of directors and provides our board of directors with an opportunity to make inquiries and consult on executive compensation matters.

As a part of determining executive officer compensation, the compensation committee receives base salary, bonus and equity compensation recommendations from our chief executive officer. At the invitation of the compensation committee, certain members of our senior management also participate in compensation committee meetings to share their perspective and relevant information on topics that the compensation committee is discussing.

Role of the Compensation Committee’s Independent Compensation Consultant

In designing our executive compensation program, our compensation committee engages the services of an independent compensation consulting firm. Our compensation committee engaged Compensia, Inc. as its independent compensation consultant to provide comparative data on executive compensation practices in our industry, to assist our compensation committee in developing an appropriate list of peer companies, and to advise on our executive compensation program for 2021 and 2022 generally. Our compensation committee also engaged Compensia, Inc. for recommendations and review of non-employee director compensation in 2021. Our compensation committee reviews information regarding the independence and potential conflicts of interest of any compensation consultant it may engage, taking into account, among other things, the factors set forth in the Nasdaq Stock Market rules. With respect to services provided in 2021, our compensation committee concluded that the engagement of Compensia, Inc. did not raise any conflict of interest.

Although our compensation committee and board of directors consider the advice and recommendations of an independent compensation consultant as to our executive compensation program, our compensation committee and board of directors ultimately make their own decisions about these matters. In the future, we expect that our compensation committee will continue to engage an independent compensation consultant to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

Executive Compensation Peer Group

Our compensation committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The compensation committee reviews the companies in our peer group annually, reviews Compensia, Inc.’s recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The compensation committee also annually reviews the executive pay practices of other similarly-situated companies as reported by Compensia, Inc. through industry surveys and proxy analysis. The compensation committee requests customized reports of these surveys so that the compensation data reflect the practices of companies that are similar to us. The compensation committee considers this information when making determinations or recommendations for each element of compensation for our executive officers.

In developing the peer group of companies to inform 2021 compensation decisions, our compensation committee, with the assistance of Compensia, Inc., established a peer group of public online marketplace and technology companies with revenues, market capitalizations and revenue growth metrics generally comparable to our own, which consisted of the following companies:

2021 Peer Group

Alarm.com Holdings, Inc.	LivePerson, Inc.	Rapid7, Inc.	Upwork

Cardlytics, Inc.	OneSpan, Inc.	Momentive Global Inc. (SVMK)	Workiva

CarGurus, Inc.	PagerDuty, Inc.	Tabula Rasa HealthCare, Inc.	Yext, Inc.

Digital Turbine, Inc.	Palomar Holdings, Inc.	Talend S.A.

eHealth, Inc.	Ping Identity Holding Corp.	The RealReal, Inc.

Health Catalyst, Inc.	Pluralsight, Inc.	Upland Software, Inc.

Say-on-Pay Vote Results

At our 2021 Annual Meeting of Stockholders on June 10, 2021, we held our first stockholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 96.9% of the stockholder votes cast were in favor of our say-on-pay proposal. The say-on-pay proposal was voted on after our compensation committee and board of directors had formulated our 2021 executive compensation program and, accordingly, our compensation committee and board of directors did not consider the results of the say-on-pay proposal in determining our executive compensation for 2021.

Executive Compensation Elements & Decisions

The primary elements of our executive compensation program are:

•	base salary;

•	a quarterly performance-based cash bonus program; and

•	equity incentive awards.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee in consultation with our board of directors, and board of directors, with respect to equity incentive awards, establish these allocations for each executive officer annually after reviewing market practices, company performance and each executive’s individual performance.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Our compensation committee evaluates the base salaries of our executive officers for adjustment on an annual basis, based on a subjective assessment of each executive’s performance, the other components of compensation paid to that executive officer and general compensation trends in our industry.

For 2021, our compensation committee determined to generally maintain the base salaries of our named executive officers at or below the averages for executives holding equivalent offices within our peer group. In making this determination, our compensation committee considered the overall allocation of compensation across the components of our executive compensation program and determined to maintain a greater weighting of compensation in the form of long-term equity as compared to base salaries. The compensation committee also considered the need to continue to retain our named executive officers, who were determined to be critical to our success, as well as our corporate performance, as measured by revenue, revenue growth, operating margin, net margin, market capitalization and total shareholder return, against the performance of the companies in our peer group. Our compensation committee concluded that, on the whole, our business performance in 2020 and into early 2021, was at or above the market median. The compensation committee, in consultation with Compensia, Inc. determined to provide for salary increases between zero and 10%, other than increases in connection with a change in role or title. As a result, in connection with his promotion to chief executive officer in November 2020, our compensation committee raised Mr. Mendal’s salary from $200,000 to $315,000 effective as of May 1, 2021, and in connection with Mr. Graham’s promotion to chief revenue officer, our compensation committee increased Mr. Graham’s salary from $190,000 to $225,000, effective as of March 2021. Mr. Lister’s base salary was established by the compensation committee in consultation with Compensia, Inc. in connection with his hiring as chief marketing officer in 2021. Mr. Lister’s employment with us terminated in September 2021. The table below sets forth salary increases from 2020 to 2021 for all our named executive officers.

Name	% Increase in Base Salary from 2020 to 2021
Jayme Mendal(1)	58%
John Wagner	—
David Brainard	10%
David Mason	—
Nicholas Graham(2)	18%
Craig Lister(3)	—

(1)	Mr. Mendal’s salary increase was effective as of May 1, 2021, and was in connection with his promotion to chief executive officer.
(2)	Mr. Graham’s salary increase was effective as of March 29, 2021, and was in connection with his promotion to chief revenue officer.
(3)	Mr. Lister’s employment with us commenced in December 2020 and ended in September 2021.

Quarterly Performance-based Cash Bonus Program

We have designed our quarterly performance-based cash bonus program, which is entirely based on the achievement of corporate goals, to emphasize pay-for-performance and reward our named executive officers for our overall company performance.

Award Opportunities. Our compensation committee establishes a target award opportunity for each named executive officer under our performance-based cash bonus program based on competitive market analyses, the desired emphasis on pay at risk and internal equity. Our compensation committee generally establishes target award opportunities, as a percentage of base salary, at approximately the 50th percentile of our peer group. For 2021, after giving effect to salary increases during the year, the target award opportunity for each named executive officer was as follows:

Name	Target Award Opportunity as a % of Base Salary
Jayme Mendal	63%
John Wagner	67%
David Brainard	63%
David Mason	67%
Nicholas Graham	88%
Craig Lister	80%

Performance Metrics, Goals and Weightings. The performance periods for our named executive officers under our performance-based cash bonus program comprise each fiscal quarter of the year and bonus amounts payable under the program are paid out quarterly based on achievement against quarterly performance goals. In April 2021, our compensation committee established the financial performance metrics, goals and weightings for 2021 under the program. The compensation committee assigned a weighting of 100% to variable marketing margin, or VMM, performance in reflection of our focus on expanding VMM, which is the primary financial metric we use to measure the core performance of our marketplace. The compensation committee weighted all of the 2021 performance-based cash bonus opportunity to VMM in an effort to incentivize our leadership team to focus on the efficiency of our marketplace as measured by a return on advertising costs. All of our named executive officers were assigned a 100% weighting to VMM performance, reflecting their shared accountability for corporate results.

The compensation committee established a target performance goal for VMM for each quarter of 2021 with a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The compensation committee established target quarterly award opportunities for each named executive officer by dividing their total target award opportunity for the year equally across each fiscal quarter. The range of performance goals and associated award opportunities under the program were expressed in the form of achievement thresholds that provided for payouts of 25%, 50%, 75%, 100% and 125% of the target award opportunity for each quarter, except that with respect to the first quarter the minimum achievement threshold was set a level associated with payout at 50% of the target award opportunity for the quarter. If results for a quarter fell below the level associated with the minimum 25% opportunity (or 50% in the case of the first quarter), none of the bonus opportunity for that quarter would be payable. If results for a quarter exceeded the level associated with the maximum 125% opportunity, the bonus opportunity for that quarter would be capped at 125% of the target opportunity for the quarter. The compensation committee believed that a maximum cap would reduce the likelihood of windfalls and make the maximum cost of the program predictable.

The ranges of quarterly performance goals for VMM were established by our compensation committee primarily based on our annual operating plan and our budget for the year. External performance expectations were also considered. The goals for “minimum” level payments were set to reasonable performance levels and would result in only 25% (or 50% in the case of the first quarter) payments, as described above. The goals for “target” level payments reflected our business plan goals and would result in payments at 100% of the opportunity for the quarter. The goals for “maximum” level payments at 125% of the opportunity for the quarter reflected aggressive goals which could be attained only when business results exceeded expectations. The following table sets forth the performance goals for VMM established by the compensation committee for each quarter.

Fiscal Quarter of 2021	VMM Performance Goal for 25% Award Opportunity	VMM Performance Goal for 50% Award Opportunity	VMM Performance Goal for 75% Award Opportunity	VMM Performance Goal for 100% Award Opportunity	VMM Performance Goal for 125% Award Opportunity
Q1	—	$32.6 million	$32.9 million	$33.1 million	$36.3 million
Q2	$32.4 million	$32.7 million	$33.0 million	$33.5 million	$33.7 million
Q3	$35.0 million	$35.3 million	$35.6 million	$35.9 million	$36.2 million
Q4	$41.6 million	$41.9 million	$42.2 million	$42.5 million	$42.8 million

Finally, the bonus opportunities payable under the program due to achievement of quarterly VMM goals were subject to adjustment to the extent payment of the awards themselves would result in our failure to meet our Adjusted EBITDA margin goal for the quarter. As a result, any bonus opportunities earned by our named executive officers upon achievement of the VMM performance goals for a quarter would be decreased as necessary to achieve our Adjusted EBITDA margin goal for the quarter, or decreased entirely, if a partial award would still prevent us from meeting our Adjusted EBITDA margin goal for the quarter. Our Adjusted EBITDA margin goals for 2021 were 5.9% for the first quarter, 6.1% for the second quarter, 7.0% for the third quarter and 8.0% for the fourth quarter.

Performance Against Goals and Bonus Payments. The following table sets forth our actual VMM results for each quarter of 2021, the resulting percentage of the award opportunity payable in respect of such quarter under the program due to such achievement, our actual Adjusted EBITDA margin for each quarter, the resulting downward adjustment, if any, that was made to the bonus opportunities to the quarter to allow us to meet our Adjusted EBITDA margin goal for the quarter and the final percentage of the award opportunity for the quarter that was payable to each of our named executive officers.

Fiscal Quarter of 2021	VMM Achieved	Percentage of Award Opportunity Payable Based on VMM Achievement	Adjusted EBITDA Margin Achieved	Downward Adjustment to Award Opportunity Due to Adjusted EBITDA Margin	Percentage of Award Opportunity Payable
Q1	$31.4 million	—	4.6%	—	—
Q2	$32.8 million	50%	6.3%	—	50%
Q3	$32.4 million	—	2.5%	—	—
Q4	$33.0 million	—	0.5%	—	—

The following table sets forth the target quarterly bonus opportunities for each named executive officer, the percentage of the award opportunity payable with respect to each quarter based on actual achievement calculated as shown in the table above and the resulting payments made to the named executive officers under the program.

Name	Q1 Target Bonus Opportunity	Percentage of Q1 Opportunity Payable	Q1 Bonus Payment	Q2 Target Bonus Opportunity	Percentage of Q2 Opportunity Payable	Q2 Bonus Payment	Q3 Target Bonus Opportunity	Percentage of Q3 Opportunity Payable	Q3 Bonus Payment	Q4 Target Bonus Opportunity	Percentage of Q4 Opportunity Payable	Q4 Bonus Payment	Total 2021 Bonus Payments
Jayme Mendal	$50,000	—	—	$50,000	50%	$25,000	$50,000	—	—	$50,000	—	—	$25,000
John Wagner	$50,000	—	—	$50,000	50%	$25,000	$50,000	—	—	$50,000	—	—	$25,000
David Brainard	$43,750	—	—	$43,750	50%	$21,875	$43,750	—	—	$43,750	—	—	$21,875
David Mason	$50,000	—	—	$50,000	50%	$25,000	$50,000	—	—	$50,000	—	—	$25,000
Nicholas Graham	$50,000	—	—	$50,000	50%	$25,000	$50,000	—	—	$50,000	—	—	$25,000
Craig Lister(1)	$50,000	—	—	$50,000	50%	$25,000	$50,000	—	—	—	—	—	$25,000

(1)	Mr. Lister was not eligible to receive a bonus payment with respect to the fourth quarter of 2021 due to his departure in September 2021.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. Under our 2018 Plan, our employees, including our executive officers, are eligible to receive grants of stock options, stock appreciation rights, restricted stock awards, RSUs and other stock-based awards at the discretion of our board of directors.

We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting features of our equity grants further our goal of executive retention because these features provide incentives to our executive officers to remain in our employment during the vesting periods.

In determining the size of equity grants to our employees, including our executive officers, our board of directors, with recommendations from our compensation committee, considers the comparative long term incentive compensation and share ownership levels of employees in our peer group, our corporate performance, the applicable employee’s individual performance, the amount of equity previously awarded to the employee, the vesting terms of such awards and the recommendations of management. In assessing our corporate performance for the purposes of determining the sizes of equity grants to be made, our board of directors evaluates our corporate performance, considering metrics such as revenue, revenue growth, operating margin, net margin, market capitalization, and total shareholder return, as well as the performance of the companies in our peer group.

We typically make an initial equity award to new executive officers in connection with the start of their employment. We also typically make equity awards to our executives and certain other employees at the beginning of each year, considering both our performance and the individual executive’s or employee’s performance during the prior year. Annual grants of equity awards, including those to executives, are generally recommended by our compensation committee and reviewed and approved by our board of directors. Since our initial public offering in 2018, the equity awards we have granted to our executives and other employees have generally been RSUs that vest in equal quarterly installments over the four years following the grant date.

In determining equity incentive compensation awards made in 2021, our board of directors took into account our board’s subjective assessment that our overall corporate performance had been strong in 2020 and that each of Messrs. Mendal, Wagner, Brainard, Mason, and Graham had performed well. Since Mr. Lister’s employment commenced in December 2020, he was not granted an equity award as part of our regular annual grants. Instead, he received an equity award in connection with his initial hire the amount of which was based upon our board’s assessment of his industry experience and expertise, as well as new hire grants for competitive positions in the market.

In determining annual equity award grants made to our named executive officers other than Mr. Lister, our board of directors evaluated the named executive officer’s individual performance on a subjective basis without reference to any specific metric. Our board of directors also assessed the equity incentive granting practices of our peer group, based on analyses prepared by the compensation committee with the assistance of Compensia, Inc., the compensation committee’s compensation consultant. In addition to these considerations, the equity incentive award provided to Mr. Graham, also reflected Mr. Graham’s promotion to chief revenue officer in November 2020.

In light of these factors, our board of directors awarded RSUs to our named executive officers in early 2021. The RSUs are generally scheduled to vest in equal quarterly installments over the four years. The following table sets forth the aggregate number of RSUs granted to each of our executive officers in 2021, as well as the vesting commencement date and vesting period with respect to each award:

Name	Number of RSUs	Grant Date	Vesting Commencement Date	Vesting Period
Jayme Mendal	31,000	4/28/2021	2/15/2021	1 year
John Wagner	26,531	3/8/2021	1/1/2021	4 years
David Brainard	29,730	2/23/2021	2/15/2021	4 years
	53,333	10/27/2021	11/15/2021	2 years
David Mason	17,653	3/8/2021	1/1/2021	4 years
Nicholas Graham	37,838	2/23/2021	2/15/2021	4 years
Craig Lister(1)	48,780	2/23/2021	11/15/2020	3 years

(1)	Mr. Lister’s employment with us terminated in 2021 and as a result all of his then unvested RSUs were forfeited in accordance with our 2018 Plan.

Our board of directors established a vesting period of one year in equal quarterly installments for the RSUs granted to Mr. Mendal on April 28, 2021 to serve as a mechanism to align Mr. Mendal’s near-term compensation with overall company performance, while simultaneously providing our board of directors additional time to develop a long-term compensation philosophy for Mr. Mendal in light of his recent promotion to chief executive officer. Our board of directors made a grant of 53,333 RSUs to Mr. Brainard on October 27, 2021, outside of our regular annual equity award granting process as a retention mechanism considering recent declines in the value of our stock. Our board established a vesting period of two years with vesting occurring in equal quarterly installments for this award to align Mr. Brainard’s compensation with overall company performance, while increasing his near-term compensation and at the same time providing flexibility to evaluate and implement additional long-term incentive compensation in future years. This October 2021 award to Mr. Brainard served to supplement the award that Mr. Brainard received in March 2022 as part of our annual 2022 compensation review process.

At the discretion of our board of directors, we expect to continue to approve new equity awards annually to our executives consistent with our overall incentive compensation program objectives.

Severance and Change in Control Benefits

We have entered into employment offer letters and agreements with our executive officers that, in certain cases, provide for severance and other benefits upon termination. In addition, in accordance with the terms of our 2008 Stock Incentive Plan (our “2008 Plan”) and our 2018 Plan, our board of directors has discretion to take certain actions in connection with specified corporate events that may provide benefits our executive officers and employees. We have provided more detailed information about these benefits below under “—Employment Offer Letters and Agreements” and “—Potential Payments upon Termination or Change in Control.”

We believe that these additional benefits are reasonable and consistent with the objectives of our executive compensation program and with market practice among the companies with which we compete for executive talent.

Other Benefits

In addition to base salary, annual cash incentive bonuses, equity incentive awards and severance and change in control benefits, our executive officers receive certain perquisite and other benefits that are made available to employees generally, including matching 401(k) contributions, company paid life insurance premiums and company paid parking in excess of tax deductible amounts.

Anti-Hedging Policy

We have adopted an insider trading policy that, among other things, expressly prohibits all of our employees, including our named executive officers, as well as our directors, and certain of their family members and related entities, from engaging in activities that are designed to hedge or offset any decrease in the market value of our securities. For additional detail, see “Directors, Executive Officers and Corporate Governance—Anti-Hedging Policy.”

Stock Ownership Policy

In February 2022, we adopted stock ownership guidelines for our non-employee directors, chief executive officer and other named executive officers. Our non-employee directors, chief executive officer and other named executive officers are required to own shares of our Class A and Class B common stock with a value equal to at least the following:

Position	Minimum Ownership Requirement
Chief Executive Officer	5X base salary
All other named executive officers	1X base salary
Non-employee directors	3X annual retainer

Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or a named executive officer of EverQuote to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers and members of our board of directors with our stockholders. Under our stock ownership guidelines, only shares owned outright count toward the satisfaction of the ownership guidelines. Subject to the phase in periods, the non-employee directors, chief executive officer and other named executive officers are currently compliant with the stock ownership guidelines.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by the members of the compensation committee of the board of directors:

Mira Wilczek (Chair)

Paul Deninger

John Lunny

Summary Compensation Table

The following table sets forth the total compensation paid to our named executive officers for the years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total
Jayme Mendal(3)	2021	272,981	—	1,116,310	—	25,000	4,274	(4)	1,418,565
President and Chief	2020	200,000	—	—	4,048,371	137,500	4,434	(4)	4,390,305
Executive Officer	2019	200,000	—	2,498,000	—	205,000	4,752	(4)	2,907,752

John Wagner	2021	300,000	—	1,028,872	—	25,000	7,860	(4)	1,361,732
Chief Financial	2020	300,000	150,000	1,020,978	—	200,000	8,640	(4)	1,679,618
Officer and Treasurer	2019	295,289	—	624,500	—	—	6,280	(4)	926,069

David Brainard	2021	268,269	—	2,221,997	—	21,875	2,975	(4)	2,515,116
Chief Technology	2020	250,000	3,000	2,299,974	—	—	3,052	(4)	2,556,026
Officer

David Mason	2021	300,000	—	684,583	—	25,000	6,937	(4)	1,016,520
General Counsel and Secretary

Nicholas Graham	2021	215,577	—	1,882,441	—	25,000	3,722	(4)	2,126,740
Chief Revenue Officer

Craig Lister(5)	2021	180,769	200,000	2,426,805	—	25,000	166,131	(4)(7)	2,998,705
Former Chief Marketing Officer

(1)

The amounts reported represent the aggregate grant-date fair value of the stock grants awarded to the named executive officer during the year in question, calculated in accordance with FASB ASC Topic 718. Such grant-date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the sale of the stock or equity awards reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2021, December 31, 2020 and December 31, 2019. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the named executive officers in connection therewith.

(2)	The amounts reported reflect the cash incentive amounts earned by the executives under our executive bonus plan.
(3)

Mr. Mendal was named President on November 9, 2020, and subsequently named Chief Executive Officer on November 28, 2020, following the death of Seth Birnbaum. Amounts represent Mr. Mendal’s full compensation during the year.

(4)

Consists of benefits made available to employees generally and includes matching 401(k) contributions, company paid life insurance premiums and company paid parking in excess of tax deductible amounts.

(5)	Mr. Lister’s employment with us ended in September 2021.
(6)	Amount reflects a hiring bonus paid in connection with Mr. Lister’s commencement of employment.
(7)	Amount includes the acceleration of 8,130 RSUs, based on the per share fair market value of $19.94 on the acceleration date, in connection with Mr. Lister’s separation.

Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of compensation in the form of plan-based awards during the year ended December 31, 2021 to our named executive officers. All equity awards were granted under our 2018 Plan.

		Estimated possible payouts under non-equity incentive plan awards			All other stock awards; number of shares of stock or units (#)(2)	Grant date fair value of stock and option awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jayme Mendal	4/28/2021				31,000	$1,116,310
		$62,500	$200,000	$250,000
John Wagner	3/8/2021				26,531	$1,028,872
		$62,500	$200,000	$250,000
David Brainard	2/23/2021				29,730	$1,479,068
	10/27/2021				53,333	$742,929
		$54,688	$175,000	$218,750
David Mason	3/8/2021				17,653	$684,583
		$62,500	$200,000	$250,000
Nicholas Graham	2/23/2021				37,838	$1,882,441
		$62,500	$200,000	$250,000
Craig Lister	2/23/2021				48,780	$2,426,805
		$62,500	$200,000	$250,000

(1)

All awards in these columns were granted under our 2021 quarterly performance-based cash bonus program. The actual amounts paid under the program are reported in the “Non-equity incentive plan compensation” column in the Summary Compensation Table above. See “—Compensation Discussion and Analysis—Executive Compensation Elements & Decisions—Quarterly Performance-based Cash Bonus Program” above for a description of this program.

(2)	The awards shown in this column consist of RSUs subject to time-based vesting.
(3)

The amounts reported represent the aggregate grant-date fair value of the stock awards to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the sale of the stock awards reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2021, December 31, 2020 and December 31, 2019. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the named executive officers in connection therewith.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held as of December 31, 2021 by our named executive officers.

Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards; number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Jayme Mendal	10/18/2017	(2)	125,880			$6.96	10/17/2029
	6/28/2018	(3)								7,197	$112,705
	6/28/2018	(4)						3,598	$56,345
	6/11/2019	(5)						128,572	$2,013,438
	2/20/2020	(6)			265,554	$45.17	2/19/2030
	4/28/2021	(7)						7,750	$121,365

John Wagner	4/2/2014	(8)	37,502			$1.61	4/1/2024
	1/11/2016	(9)	3,056			$6.88	1/10/2026
	10/4/2016	(10)						6,000	$93,960
	6/28/2018	(11)						3,598	$56,345
	6/28/2018	(12)								7,197	$112,705
	8/1/2018	(13)						9,375	$146,813
	6/11/2019	(14)						18,750	$293,625
	2/20/2020	(15)						16,670	$261,052
	3/8/2021	(16)						19,899	$311,618

David Brainard	2/13/2020	(17)						28,522	$446,655
	2/23/2021	(18)						24,156	$378,283
	10/27/2021	(19)						53,333	$835,195

David Mason	1/11/2016	(9)	20,000			$6.88	1/10/2026
	10/4/2016	(10)						4,000	$62,640
	6/28/2018	(11)						3,598	$56,345
	6/28/2018	(12)								7,197	$112,705
	8/1/2018	(13)						9,375	$146,813
	2/20/2020	(15)						12,882	$201,732
	3/8/2021	(16)						13,240	$207,338

Nicholas Graham	5/1/2018	(20)	666	667		$10.42	4/30/2028
	11/6/2018	(21)						6,250	$97,875
	2/23/2021	(22)						30,744	$481,451

Craig Lister(23)

(1)	The value of equity awards is based on the closing price of our Class A common stock on the Nasdaq Select Market on December 31, 2021.
(2)

The shares of our Class A common stock subject to this option vested with respect to 25% on September 30, 2018, and then vest in equal monthly installments over the three years following that date, subject to continued service with us through each applicable vesting date.

(3)

These performance stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal annual installments over four years from the grant date, subject to (i) continued service with us through each applicable vesting date and (ii) the achievement of certain financial metrics as measured at the time of filing our Annual Report on Form 10-K with the SEC. Subsequent to December 31, 2021, the financial metric performance condition was not achieved and the remaining unearned shares were forfeited in accordance with the 2018 Plan.

(4)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over four years commencing after June 28, 2018, subject to continued service with us through each applicable vesting date.

(5)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over seven years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on August 25, 2019.

(6)

This performance stock option represents the right to purchase shares of our Class A common stock upon the achievement of certain market and performance conditions. The vesting of the performance option is subject to the achievement of certain value-weighted average price targets of the

Class A Common Stock and the achievement of a performance condition of both trailing twelve months revenue and variable marketing dollar targets as determined based on our most recent financial statements filed with the Securities and Exchange Commission, or the SEC, provided that if the performance condition is not immediately satisfied, it may later be satisfied by determining achievement of both trailing twelve month targets based on any future financial statements filed by us with the SEC where the twelve month period measured includes the date on which the price target was achieved for the applicable shares. The price target and performance condition are measured monthly, and the performance option will vest with respect to 25% of the shares underlying the award on the first date both the price target and the performance condition are met. After the initial vesting of the performance option, the performance option will vest in additional 25% tranches at each time the target price and performance condition are met as measured on each anniversary of the initial vesting date. If the target price or market condition are not satisfied for any of the subsequent three annual vesting tranches, achievement will be reassessed monthly thereafter until the earlier of such time that the target price and the market condition are satisfied until the performance option is fully vested or the award terminates. If the initial target price is not achieved by February 20, 2024, the performance option will terminate on such date. Vesting is further subject to Mr. Mendal’s continued service through the applicable vesting date as our chief executive officer. In the event of a change of control at a price per share greater than or equal to the price target, the market condition and the performance condition will be considered satisfied, and the performance option will vest with respect to 25% of the number of shares originally underlying the award. If Mr. Mendal’s employment is terminated without cause or for good reason within one year after or six months prior to a change of control that results in a vesting of the award, the performance option will vest in full and he will have 12 months following his termination date to exercise the performance option.
(7)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over one year commencing after February 15th, 2021, subject to continued service with us through each applicable vesting date.

(8)	The shares of our Class B common stock subject to this option were fully vested as of April 2, 2018.
(9)

The shares of our Class B common stock subject to this option are scheduled to vest in equal monthly installments over six years commencing on December 31, 2015, subject to continued service with us through each applicable vesting date.

(10)

These restricted stock units, representing the right to receive an equal number of shares of Class A common stock, started to vest on December 24, 2018 as to an amount equal to 96,000 multiplied by a fraction, the numerator of which is the number of full months since March 17, 2018 that Mr. Wagner or Mr. Mason, as applicable, has provided services to us and the denominator of which is 48, and the balance of these restricted stock units will vest in equal monthly installments thereafter such that 100% of the restricted stock units will vest as of February 28, 2022, subject to continued service with us through each applicable vesting date. Additionally, these restricted stock units will accelerate and vest in full if (A) within 12 months following a sale event, as defined in our 2008 Stock Incentive Plan, Mr. Wagner or Mr. Mason, as applicable, is terminated by us without cause or Mr. Wagner or Mr. Mason, as applicable, terminates his employment for good reason, each as defined in Mr. Wagner’s or Mr. Mason’s employment agreement, as applicable, or there is a material diminution of Mr. Wagner’s or Mr. Mason’s position, duties, authority or responsibilities, as applicable, or (B) such termination or diminution occurs within 6 months prior to such sale event.

(11)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over four years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on September 28, 2018.

(12)

These performance stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal annual installments over four years from the grant date, subject to (i) continued service with us through each applicable vesting date and (ii) the achievement of certain financial metrics as measured at the time of filing our Annual Report on Form 10-K with the SEC. Subsequent to December 31, 2021, the financial metric performance condition was not achieved and the remaining unearned shares were forfeited in accordance with the 2018 Plan.

(13)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over four years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on November 1, 2018.

(14)

These restricted stock units, representing the right to receive an equal number of shares of our Class A common stock, are scheduled to vest in equal quarterly installments over four years from the grant date, subject to continued service with us through each applicable vesting date, with the first installment having vested on August 25, 2019.

(15)

The shares of our Class A common stock subject to this award are scheduled to vest in quarterly installments over four years—15% after year 1, 15% after year 2, 30% after year 3, and 40% after year 4, commencing after February 20th, 2020, subject to continued service with us through each applicable vesting date.

(16)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over four years from January 1, 2021, subject to continued service with us through each applicable vesting date.

(17)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over four years from February 13, 2020, subject to continued service with us through each applicable vesting date.

(18)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over four years from February 15, 2021, subject to continued service with us through each applicable vesting date.

(19)

The shares of our Class A common stock subject to this award are scheduled to vest 25% six months after the vesting commencement date of November 15, 2021, then in equal quarterly installments over the next 18 months, subject to continued service with us through each applicable vesting date.

(20)

The shares of our Class A common stock subject to this option are scheduled to vest in equal monthly installments over four years commencing on the last day of the first full calendar month immediately following May 1, 2018, subject to continued service with us through each applicable vesting date.

(21)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over four years from November 6, 2018, subject to continued service with us through each applicable vesting date.

(22)

The shares of our Class A common stock subject to this award are scheduled to vest in equal quarterly installments over four years from February 15, 2021, subject to continued service with us through each applicable vesting date.

(23)	Mr. Lister’s employment with us ended in September 2021, and Mr. Lister held no outstanding equity awards as of December 31, 2021.

Option Exercises and Stock Vested Table

The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options and vesting of stock awards during the year ended December 31, 2021 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
John Wagner	33,385	$1,159,933	73,417	$2,236,213
Jayme Mendal	—	—	66,215	$1,847,138
David Brainard	—	—	19,835	$534,305
David Mason	20,317	$271,919	57,927	$1,827,496
Nicholas Graham	12,667	$139,988	13,344	$339,066
Craig Lister	—	—	20,325	$482,231

Employment Offer Letters and Agreements

Jayme Mendal

On July 31, 2017, we entered into an offer letter with Jayme Mendal, who currently serves as our president and chief executive officer. The offer letter provides for Mr. Mendal’s at-will employment, beginning September 4, 2017, and sets forth his initial annual base salary, an initial sign-on bonus of $39,200, target bonus and initial option grants, as well as his eligibility to participate in our benefit plans generally. Under the terms of his offer letter, Mr. Mendal’s annual base salary was $200,000, and he is eligible to receive a discretionary cash annual target bonus of $200,000 based on the achievement of agreed upon targets. Mr. Mendal’s current base salary is $315,000. Mr. Mendal is subject to our standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition pursuant to which Mr. Mendal is subject to covenants for confidentiality in perpetuity, non-solicitation of employees and customers for 24 months post-termination and non-competition for 18 months post-termination.

John Wagner

On March 17, 2014, we entered into an employment agreement with John Wagner, who currently serves as our chief financial officer and treasurer. The employment agreement provides for Mr. Wagner’s at-will employment, beginning March 17, 2014, and sets forth his initial annual base salary as well as his eligibility to participate in our benefit plans generally. Mr. Wagner’s current annual base salary is $300,000. In March 2019, Mr. Wagner was awarded a retention bonus of $150,000, contingent upon his remaining an employee in good standing until March 2020, and this bonus was paid in March 2020. For fiscal year 2020, Mr. Wagner was eligible to receive a discretionary cash bonus of up to $200,000 based upon the achievement of agreed upon targets. Mr. Wagner is also eligible to receive the same bonus amount in 2021 based upon the achievement of agreed upon targets. Mr. Wagner is subject to an employee non-disclosure, non-solicitation and invention assignment agreement. In the event that Mr. Wagner’s employment with us is terminated without cause or he resigns for good reason, each as defined in his employment agreement, then, subject to and contingent upon Mr. Wagner’s execution, delivery and non-revocation (if applicable) of a general release in a form satisfactory to us within 60 days after the termination date, Mr. Wagner shall be entitled to receive, among other things, (i) payments equal to his annual base salary, payable in accordance with our normal payroll practices, over the 12 months following his termination date, (ii) acceleration of unvested equity pursuant to the terms of Mr. Wagner’s stock option agreements or other equity award agreements and (iii) continuation of welfare benefit plans for 12 months following his termination date.

David Brainard

On November 8, 2019, we entered into an offer letter with David Brainard, who currently serves as our chief technology officer. The offer letter provides for Mr. Brainard’s at-will employment, beginning December 9, 2019, and sets forth his initial annual base salary, an initial sign-on bonus of $100,000, target bonus and initial grant of restricted stock units, as well as his eligibility to participate in our benefit plans generally. Mr. Brainard’s current annual base salary is $300,000, and he is eligible to receive a discretionary cash annual target bonus of $175,000 based on the achievement of agreed upon targets. Mr. Brainard is subject to our standard Employee Non-Competition and Non-Solicitation Agreement as well as our standard Invention and Non-Disclosure Agreement, and pursuant to these agreements, Mr. Brainard is subject to covenants for confidentiality in perpetuity, non-solicitation of employees and customers for 24 months post-termination and non-competition for 12 months post-termination.

David Mason

On February 3, 2014, we entered into an employment agreement with David Mason, who currently serves as our general counsel and secretary. The employment agreement provides for Mr. Mason’s at-will employment, beginning February 3, 2014, and sets forth his initial annual base salary as well as his eligibility to participate in our benefit plans generally. Mr. Mason’s current annual base salary is $300,000. Mr. Mason is subject to an employee non-disclosure, non-solicitation and invention assignment agreement. In the event that Mr. Mason’s employment with us is terminated without cause or he resigns for good reason, each as defined in his employment agreement, then, subject to and contingent upon Mr. Mason’s execution, delivery and non-revocation (if applicable) of a general release in a form satisfactory to us within 60 days after the termination date, Mr. Mason shall be entitled to receive, among other things, (i) payments equal to his annual base salary, payable in accordance with our normal payroll practices, over the 12 months following his termination date, (ii) acceleration of unvested equity pursuant to the terms of Mr. Mason’s stock option agreements or other equity award agreements and (iii) continuation of welfare benefit plans for 12 months following his termination date.

Nicholas Graham

On November 14, 2017, we entered into an offer letter with Nicholas Graham, who currently serves as our chief revenue officer. The offer letter provides for Mr. Graham’s at-will employment, beginning January 2, 2018, and sets forth his initial annual base salary, an initial sign-on bonus of $40,000, target bonus and initial grant of stock options, as well as his eligibility to participate in our benefit plans generally. Mr. Graham’s current annual base salary is $225,000, and he is eligible to receive a discretionary cash annual target bonus of $200,000 based on the achievement of agreed upon targets. Mr. Graham is subject to our standard employee non-disclosure, non-solicitation and invention assignment agreement, and pursuant to this agreement, Mr. Graham is subject to covenants for confidentiality in perpetuity, non-solicitation of employees and customers for 24 months post-termination and non-competition for 18 months post-termination.

Craig Lister

On December 28, 2020, we entered into an offer letter with Craig Lister, to serve as our chief marketing officer. The offer letter provided for Mr. Lister’s at-will employment, beginning December 28, 2020, and set forth his initial annual base salary, an initial sign-on bonus of $200,000, target bonus and initial grant of restricted stock units, as well as his eligibility to participate in our benefit plans generally. Mr. Lister’s employment with us ended in September 2021. Mr. Lister continues to be subject to our standard Employee Non-Solicitation

Agreement as well as our standard Invention and Non-Disclosure Agreement, and pursuant to these agreements, Mr. Lister is also subject to covenants for confidentiality in perpetuity, non-solicitation of employees and customers for 24 months post-termination.

Potential Payments upon Termination or Change in Control

Upon or in anticipation of a sale event, our 2008 Plan and all outstanding awards under our 2008 Plan shall terminate upon the effective date of such sale event, unless provision is made otherwise in connection with the sale event in the sole discretion of the parties to the sale event. Upon such termination of our 2008 Plan, each participant under the plan may exercise all vested options, including those that will become vested upon consummation of the sale event, within a specified period of time prior to the sale event. Our board of directors has sole discretion to cancel any award in exchange for cash and/or consideration as calculated under the plan, provided that, if the fair market value per share of common stock on the date of the change in control does not exceed the exercise price, our board of directors may cancel that award without any payment.

Under our 2018 Plan, our board of directors may provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, in connection with (a) any merger or consolidation of the company with or into another entity as a result of which all of the common stock of the company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the common stock of the company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the company. Further, under our 2018 Plan, our board of directors has complete discretion to cause any award to become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

As discussed above in “—Employment Offer Letters and Agreements,” we have also agreed to provide certain severance benefits to John Wagner, our chief financial officer and treasurer, and David Mason, our general counsel and secretary, in the event their employment with us is terminated without cause or they resign for good reason. In addition, as discussed above under “—Outstanding Equity Awards at Fiscal Year-End,” we have granted a stock option to Mr. Mendal to purchase up to 265,554 shares of our Class A common stock at a price of $45.17 per share that has the potential to vest with respect to 25% of the shares subject thereto in the event of a change of control at a price per share greater than or equal to the price target specified in the option, or with respect to all of the shares subject thereto in the event that Mr. Mendal’s employment is terminated without cause or for good reason within one year after or six months prior to a change of control that results in a vesting of the award. Mr. Lister’s equity award agreement with us provided that in the event of a change of control within 12 months of his hire date, 25% of Mr. Lister’s total equity award would vest. In addition, in the event Mr. Lister was terminated without cause within 12 months following a change of control, all of Mr. Lister’s then-unvested equity would vest if the change of control was within 18 months of his hire date, and 50% of his then-unvested equity, would vest if the change of control was more than 18 months after his hire date.

The table below sets forth the benefits potentially payable to each named executive officer in the event of the termination of such officer without cause or the resignation of such officer for good reason. These amounts are calculated on the assumption that the employment termination took place on December 31, 2021, and excludes additional vesting of options that were out of the money on December 31, 2021. The exercise price of Mr. Mendal’s option to purchase up to 265,554 shares of our Class A common stock exceeded the closing price of our Class A common stock on December 31, 2021, accordingly we have ascribed no value to the acceleration of the vesting of such option to which Mr. Mendal could be entitled in connection with a change of control, as well as upon the termination of his employment without cause or for good reason in connection with such change of control.

Name	Severance Payments ($)	Continuation of Welfare Benefit Plans ($)	Value of Additional Vested Equity Awards ($)
Jayme Mendal	—	—	—
John Wagner	$300,000	$22,300	—
David Brainard	—	—	—
Nicholas Graham	—	—	—
David Mason	$300,000	$22,300	—
Craig Lister(1)	$9,615	—	$162,112

(1)

Amounts reflect actual payments made to Mr. Lister in connection with his separation in September 2021 and consist of two weeks base salary and the acceleration of 8,130 RSUs. Mr. Lister was also entitled to receive health and welfare benefits through September 30, 2021.

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In identifying our median employee, we calculated the annual base pay of each employee for the twelve-month period that ended on December 31, 2021. Base salary, including overtime pay, was calculated using internal payroll and records.

We selected the median employee from a group of 579 full-time, part-time, temporary and seasonal workers who were employed as of October 1, 2021. We selected the first business day after the beginning of the three month period before the end of our fiscal year to compile the required employee information. We did not include independent contractors or leased workers in our employee population for purposes of making our determination. We also excluded 136 employees who joined our company as part of our acquisitions of Parachute Insurance Services Corp (74 employees), Kanopy Insurance Center, LLC (24 employees), and Policy Fuel, LLC (38 employees), each of which closed during fiscal 2021.

As disclosed in the Summary Compensation Table appearing on page 32, the 2021 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $1,418,565. The 2021 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $94,637. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2021 is 15 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

Equity Compensation Plan Information

Our equity compensation plan consists of our 2008 Plan and our 2018 Plan. Prior to our IPO, we granted awards under our 2008 Plan. Following our IPO, any remaining shares available for issuance under our 2008 Plan were added to the share reserves under our 2018 Plan.

The following table shows certain information concerning all of our equity compensation plans in effect as of December 31, 2021:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2008 Stock Incentive Plan	1,180,835	$7.42	—
2018 Equity Incentive Plan	358,738	$14.75	1,730,218
Equity compensation plans not approved by security holders	—	—	—
Total	1,539,573	$7.95	1,730,218

(1)

The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

Retirement Benefits

We maintain a retirement plan for the benefit of our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Additionally, we match employee contributions up to 2% of the employee’s salary. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees.

DIRECTOR COMPENSATION

Under our non-employee director compensation program, which our board of directors approved in May 2018 and became effective as of immediately prior to the commencement of trading of our Class A common stock on the Nasdaq Global Market, non-employee directors that are not affiliated with Link Ventures receive the cash compensation set forth below, and on the date of the first board meeting held on or after the date of each annual meeting of our stockholders, each non-employee director that is not affiliated with Link Ventures will be granted restricted stock units with respect to the number of shares of Class A common stock determined by dividing $125,000 by the closing price of our Class A common stock on the Nasdaq Global Market on the date of grant. Unless otherwise provided at the time of grant, and subject to the non-employee director’s continued service as a director, each such restricted stock unit will vest with respect to 100% of the shares subject thereto on the earlier of the first anniversary of the grant date and the date of our next annual meeting of stockholders and, in the event of a change in control of our company, the vesting of such restricted stock units will accelerate in full.

Each non-employee director that is not affiliated with Link Ventures is eligible to receive compensation for his or her service on our board of directors or the audit committee or compensation committee of our board of directors, consisting of annual cash retainers paid quarterly in arrears, as set forth in the table below.

Position	Retainer
Board member	$30,000
Audit committee chair	$20,000
Audit committee member	$10,000
Compensation committee chair	$12,000
Compensation committee member	$5,000

The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(2)	Total ($)
David Blundin	—	—	—	—
Sanju Bansal	$40,000	$124,996	—	$164,996
Paul Deninger	$45,000	$124,996	—	$169,996
John Lunny	$35,000	$124,996	—	$159,996
George Neble	$50,000	$124,996	—	$174,996
John Shields	$40,000	$124,996	—	$164,996
Mira Wilczek	—	—	—	—

(1)

The values disclosed represent the aggregate grant date fair value of restricted stock units granted to the director, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit grants reported in this column are set forth in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	The following table sets forth, with respect to each of our non-employee directors, the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2021:

Name	Stock Awards (#)	Option Awards (#)(3)
David Blundin	—	—
Sanju Bansal	915	20,000
Paul Deninger	915	—
John Lunny	915	20,000
George Neble	915	—
John Shields	915	—
Mira Wilczek	—	180,000

(3)

The values disclosed represent the aggregate grant date fair value of options to purchase shares granted to the director calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the option grants reported in this column are set forth in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December  31, 2021.

Limitation of Liability and Indemnification

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our capital stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our executive officers and directors which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2021 to which we were or will be a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Agreements with Entities Affiliated with Link Ventures

Cogo Labs, Inc., or Cogo Labs, a wholly owned subsidiary of Link Equity Partners, LLC, which is wholly owned by David Blundin, and various other affiliates and subsidiaries of Link Ventures, LLLP, or Link Ventures, provide a range of marketing-related services to us, including email advertising, search engine marketing and market research data sharing services. We are also party to various data license and marketing services agreements with Cogo Labs, Inc., Affiliate Media Network, Inc., Reference Advisor, LLC, Cognius, LLC, Meta42 LLC, Nufit Media, Inc., Tenizen, Inc., and Minerva Analytics, each of which is a direct or indirect subsidiary of Link Ventures, whereby each such entity provides marketing services to us by delivering EverQuote-related advertisements through websites, social media platforms, emails and other marketing campaigns. We believe that the terms and conditions of each of these agreements are no less favorable to us than those that could be obtained in arms-length dealings. Pursuant to these agreements, we paid an aggregate of approximately $3.8 million in 2021 and $1.2 million through March 31, 2022 to Link Ventures and entities affiliated with Link Ventures.

Registration Rights

We are a party to an investors’ rights agreement, originally entered into in August 2008 and most recently amended and restated in June 2016, with certain holders of our Class B common stock, including entities affiliated with Link Ventures. The investors’ rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be included in a registration statement that we are otherwise filing. Pursuant to the investors’ rights agreement, we are required to pay all registration expenses and indemnify these holders with respect to each registration of registrable shares that is effected.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See “Executive Compensation—Limitation of Liability and Indemnification.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

Pursuant to the SEC’s related person transaction disclosure rule, the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, will not be related person transactions for purposes of the policy:

•	interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction;

•

interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction;

•	interests arising solely from the ownership of a class of our equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;

•	compensation arrangements with executive officers if the compensation has been approved by the board of directors;

•	compensation for services as a director of our company if such compensation will be publicly reported pursuant to SEC rules;

•	interests arising solely from indebtedness of a 5% stockholder or an immediate family member of a 5% stockholder;

•	a transaction where the rates or charges involved in the transaction are determined by competitive bids;

•	a transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; and

•	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, our board of directors has determined that transactions that are specifically contemplated by our corporate charter or bylaws are not related person transactions for purposes of the policy. The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our board of directors in the manner specified in its charter.

TRANSACTION OF OTHER BUSINESS

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. We must receive notice of proposals of stockholders (including director nominations) intended to be presented at the 2023 annual meeting of stockholders but not included in the proxy statement by March 11, 2023, but not before February 9, 2023. However, in the event the 2023 annual meeting of stockholders is scheduled to be held on a date before May 10, 2023, or after August 8, 2023, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must give written notice of such proposals to our Secretary at 210 Broadway, Cambridge, MA 02139. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected, and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 27, 2022. Such proposals must be delivered to our Secretary, c/o EverQuote, Inc., 210 Broadway, Cambridge, MA 02139.

About EverQuote EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company's mission is to empower insurance shoppers to better protect life's most important assets-their family, property, and future. Our vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk. For more information, visit everquote.com Twitter @everquotelife Instagram @everquotepics LinkedIn linkedin.com/company/everquote

EVERQUOTE

210 Broadway
Cambridge, MA 02139

© 2022 EverQuote, Inc.

EVERQUOTE 210 Broadway Cambridge, MA 02139 (C) 2022 EverQuote, Inc.

EVERQUOTE, INC. 210 BROADWAY CAMBRIDGE, MA 02139 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 8, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EVER2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D79588-P72703 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EVERQUOTE, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election Of Directors Nominees: 01) Darryl Auguste 02) David Blundin 03) Sanju Bansal 04) Paul Deninger 05) John Lunny 06) Jayme Mendal 07) George Neble 08) John Shields 09) Mira Wilczek The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D79589-P72703 EVERQUOTE, INC. Annual Meeting of Stockholders Thursday, June 9, 2022, 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Jayme Mendal, John Wagner and David Mason, or any of them, each with the power of substitution, and hereby authorizes them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EverQuote, Inc. to be held at 10:00 AM Eastern Time on June 9, 2022, held virtually at www.virtualshareholdermeeting.com/EVER2022, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors in Proposal 1 and FOR Proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Continued and to be signed on reverse side